Exhibit 10.29
PROMISSORY NOTE

US$1,000,000	Date: November 19th, 2007
     WHEREAS, Robert Zummo, (the “Lender”) has previously guaranteed certain loan (the “Loan”) granted to Valentec Systems Inc., a Delaware corporation (the “Borrower”) by Bank One (the “Bank”).
     WHEREAS, such guarantee, in the amount of One Million United States Dollars (US$1,000,000) was realized by the bank and fully paid by the Lender.
     NOW THEREFORE, in consideration thereof, the Borrower hereby provides the Lender with this Note.
     For value received, Borrower hereby promises to pay to the Lender, the principal sum of One Million United States Dollars (US$1,000,000) (the “Principal Amount”), together with interest thereon from the date of this Note on the unpaid principal balance (the “Interest” and together with the Principal Amount, the “Loan Amount”). Interest shall accrue at the higher of (i) a rate of LIBOR plus two percent (2%) per annum, compounded annually on the basis of a 365-day year and the actual days elapsed from the date of this Note until paid as set forth below, or (ii) the interest rate charged by the Bank in connection with the Loan. The terms and conditions of this note shall be as follows:
1.	Repayment Schedule. The Loan Amount shall be due and payable on or before October 31, 2007 (the “Maturity Date”).

2.	Repayment Terms. Payments of Principal Amount and/or Interest hereunder (as applicable) shall be made in lawful money of the United States of America by cheque or by wire transfer of immediately available funds to the account of the Lender as designated by such Lender in writing prior to the date upon which such payment is due, against surrender of this original Note by a Lender, marked as “satisfied and fully paid”. In addition, the Borrower shall pay all expenses incurred by the holder of this note in connection with the payment of the Loan Amount.

3.	Prepayment. Notwithstanding the payments pursuant to Section 2, the Company at its option shall have the right to prepay, with three (3) business days advance written notice, a portion or all outstanding Principal Amount. The prepayment price shall be equal to the amount of Principal Amount prepaid, plus accrued interest.

4.	Assignment and Transfer. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same Principal Amount and Interest will be issued to, and registered in the name of, the transferee. Interest and Principal Amount are payable only to the registered holder of this Note.

5.	Governing Law and Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. Any dispute arising under or in relation to this Note shall be exclusively resolved by the competent courts of New York, New York, and each of the parties hereby irrevocably submits to the jurisdiction of such jurisdiction. The Borrower hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this note in endeavoring to collect any amounts payable hereunder which are not paid when due whether by declaration or otherwise. AS A MATERIAL INDUCEMENT FOR THE LENDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

6.	Default. Notwithstanding the above, any Principal Amount and Interest outstanding will immediately become due and payable upon the occurrence of any of the following:

Valentec — Promissory Note
a.	The Borrower’s failures to pay any Principal Amount or Interest when due provided, however, that such failure remained uncured within fifteen (15) days from the due date;

b.	The Borrower breaches any material covenant or material term of this Note, and such breach is not cured within fifteen (15) business days after notice of breach has been received by the Borrower;

c.	Any person or entity files an application for, or an order is given by a competent authority with respect to, the liquidation, administration, winding up, entry into receivership, scheme of arrangement, re-organisation, dissolution or any other insolvency proceedings of the Borrower, and such application is not withdrawn or set aside within sixty (60) days (the Borrower, as the case may be, shall notify Lender within two (2) business days of any such application); or

d.	The levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower’s assets, where such attachment or execution proceeding is not discharged within sixty (60) days (the Borrower, as the case may be, shall notify Lender within two (2) business days of any such proceedings).
7.	Miscellaneous.
a.	This Note may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signature by facsimile shall be deemed an original signature.

b.	All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that electronic confirmation of receipt is provided) to the following addresses:

If to Company:	Valentec Systems, Inc.

2618 York Avenue

Minden, LA 71055

Attention: Robert Zummo

Telephone: (318) 382-4574

Facsimile: (318) 382-4583

If to the Lender:	Name: Robert Zummo

Address: _____________________________

Attention: _____________________________

Telephone: _____________________________

Facsimile: _____________________________
All notices and other communications (a) delivered in person or by courier service shall be deemed given as of the day of delivery, (b) transmitted by facsimile shall be deemed given twenty-four (24) hours following transmission with confirmed answer back, and (c) all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

c.	The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

d.	Each of the Lender and the Borrower will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.
Issuer: VALENTEC SYSTEMS INC.

Valentec — Promissory Note
By: ________________________________
Name: ______________________________
Title: _____________________________

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